Exhibit 99.1

PRESS RELEASE

Evergreen Solar Reports Audited Fourth Quarter Financial Results

Marlboro, Massachusetts, March 9, 2011 – Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced audited financial results for the fourth quarter ended December 31, 2010.

Revenues for the fourth quarter of 2010 were $89.3 million, up 3.2% sequentially compared to third quarter revenues of $86.5 million. Average selling price for the fourth quarter of 2010 was $1.90 per watt, down approximately 6% from $2.02 per watt recorded in the third quarter of 2010.

Gross margin for the fourth quarter of 2010 was -84% compared to 7.5% in the third quarter of 2010. The decrease in gross margin resulted primarily from the write-down of prepaid inventory resulting from the decision to close the Devens manufacturing facility and the countervailing duties assessed on the Company’s imported aluminum frames, as previously disclosed.

Operating loss for the fourth quarter of 2010 was $399.1 million, compared to $22.7 million for the third quarter of 2010. Operating loss in the fourth quarter of 2010 increased sequentially from the third quarter due mainly to the inventory write-down and the impairment of long-lived assets totaling $377.5 million in connection with the Company’s decision to close its Devens manufacturing facility. Operating loss for the third quarter of 2010 included a $6.4 million charge relating to the write-off of a receivable associated with a Korean customer and a decrease in royalty revenue, offset by a decrease in manufacturing costs.

Net loss for the fourth quarter of 2010 was $411.0 million compared to $27.2 million in the third quarter of 2010. Net loss for the fourth quarter includes the aforementioned write-down and impairment charges of $377.5 million. Net loss for the third quarter of 2010 included the previously disclosed charge to accounts receivable and foreign exchange gains of $6.3 million.

Cash and cash equivalents as of December 31, 2010 was $68.4 million, including restricted cash of $6.8 million.

Michael El-Hillow, President and Chief Executive Officer commented, “The decision to close the Devens facility was the direct result of rapid and dramatic changes in the underlying market that have taken place since the facility first began operations. We believe we are now better positioned to facilitate a rapid transition to a strategic supplier of low cost multi-crystalline silicon wafers by virtue of our proprietary wafer technology.” He added, “Our Devens employees exceeded many of management’s expectations and for this, they have our deepest appreciation.”

Mr. El-Hillow concluded by sharing his views about the opportunities in Evergreen Solar’s future. “Today, we are focusing all of our energies and resources in delivering an industry standard size and high performance low cost wafer. We believe this is the best strategic direction for the Company as we leverage our proprietary manufacturing and product technology to produce String Ribbon™ wafers at a total silicon and non-silicon cost of about $0.25 per watt in 2013. We are encouraged by the early

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feedback received from companies that have been sampling our industry standard size wafers. Pilot line production up to 25 megawatts should be on-line in China toward the end of this year. In-depth negotiations to obtain significant financing for expansion and customer support for our industry standard wafer are attracting very strong interest and we are expecting to have more details to share on our progress by early summer.”

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Conference Call Information

Management will conduct a conference call at 8:30 a.m. (ET) tomorrow, Thursday, March 10, 2011. The call can be accessed by dialing 800-930-1344 or 913-981-5556 (International) prior to the start of the call and refer to confirmation code 5786731. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event. For those unable to join the live conference call, a webcast replay will be available on the “Investors” page of the website until Friday, March 25, 2011 at 5:00 p.m. (ET).

About Evergreen Solar, Inc.

Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.

Safe Harbor Statement

This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Any such statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to statements about preliminary financial results, the timing of the shutdown of the Company’s Devens facility, the size of any non-cash charges and the estimated cash costs associated with a shutdown. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to potentially higher than expected costs associated with the shutdown of the Company’s Devens facility; the significant additional work required to develop and commercialize our industry standard size and high performance low cost String Ribbon wafer; technological challenges and factors beyond our control, such as silicon pricing, that impact our ability to achieve our wafer cost target of $0.25 per watt in 2013; the difficulty we face in raising funding for our pilot production line operation and the significant further funding required to accomplish our commercial manufacturing expansion; our potential inability to supply the significant volumes of wafers required in the near-term for potential customers and partners to qualify our new industry standard size String Ribbon wafers; and the uncertainty for the entire PV solar industry in light of significant worldwide capacity expansions which may exceed worldwide demand for PV solar products as a result of various factors including potential significant reductions in subsidies in key markets like Germany. Further details regarding these and other important risk factors can be found in the Company’s public filings with the SEC (www.sec.gov), including its Form 10-K for the fiscal year ended December 31, 2010 and its Registration Statement on Form S-4 (as amended) originally filed on December 6, 2010. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, except as may be required by law.

CONTACT:

Evergreen Solar, Inc.

Michael W. McCarthy

Director – Investor Relations & Government Affairs

mmccarthy@evergreensolar.com

Phone: 508-251-3261

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	December 31,		December 31,
	2009	2010	2009	2010
Product revenues	$74,526	$88,766	$267,112	$334,382
Royalty and fee revenues	20	495	4,736	4,403

Total revenues	74,546	89,261	271,848	338,785
Cost of revenues	65,642	89,704	253,484	319,429
Impairment of prepaid inventory	—	74,544	—	74,544

Total cost of revenues	65,642	164,248	253,484	393,973

Gross profit (loss)	8,904	(74,987)	18,364	(55,188)

Operating expenses:
Research and development	4,751	4,375	18,058	19,453
Selling, general and administrative	7,270	7,782	26,260	36,495
Write-off of loan receivable from silicon supplier	—	—	43,882	—
Equipment write-offs	6,008	410	6,008	410
Facility start-up	3,468	3,965	10,107	18,446
Impairment of long-lived assets	—	302,979	—	302,979
Restructuring charges	8,546	4,563	11,940	18,343

Total operating expenses	30,043	324,074	116,255	396,126

Operating loss	(21,139)	(399,061)	(97,891)	(451,314)

Other income (expense):
Foreign exchange gains (losses), net	(810)	(974)	2,650	(3,819)
Interest income	1,056	381	4,728	1,993
Interest expense	(7,891)	(11,299)	(27,992)	(40,301)
Gain on early extinguishment of debt	—	—	—	24,777

Other income (expense), net	(7,645)	(11,892)	(20,614)	(17,350)

Loss before equity loss from interest in Sovello AG, (impairment) recovery of equity investment, and income tax benefit	(28,784)	(410,953)	(118,505)	(468,664)
Equity loss from interest in Sovello AG	(13,546)	—	(29,748)	—
Impairment and other charges associated with equity investment in Sovello AG	(56,344)	—	(126,057)	—
Recovery of impairment charges associated with Sovello AG	—	—	—	3,227
Income tax benefit	(285)	—	(8,090)	—

Net loss	$(98,389)	$(410,953)	$(266,220)	$(465,437)

Net loss per share (basic and diluted)	$(2.88)	$(11.99)	$(8.51)	$(13.59)
Weighted average shares used in computing basic and diluted net loss per share	34,153	34,269	31,297	34,237

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	December 31,
	2009	2010
Assets
Current assets:
Cash and cash equivalents	$112,368	$61,574
Accounts receivable, net of allowances for doubtful accounts	53,295	76,484
Inventory	34,890	54,941
Prepaid cost of inventory	25,634	13,093
Other current assets	11,451	11,092

Total current assets	237,638	217,184

Restricted cash	3,134	6,810
Deferred financing costs	8,312	9,527
Loan receivable from Jiawei and related interest	—	13,615
Prepaid cost of inventory	147,573	60,483
Fixed assets, net	430,681	116,546
Other assets	295	305

Total assets	$827,633	$424,470

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$31,420	$39,559
Due to Sovello AG and related guarantees	17,544	—
Accrued employee compensation	7,287	4,718
Accrued interest	7,004	9,157
Accrued warranty	2,368	3,921

Total current liabilities	65,623	57,355

Convertible notes, net of discount	323,276	389,083
Loan and related interest payable	34,152	37,957
Deferred income taxes	5,396	1,204

Total liabilities	428,447	485,599
Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value, 120,000,000 shares authorized, 34,634,987 and 34,787,413 shares issued and outstanding at December 31, 2009 and December 31, 2010, respectively	346	348
Additional paid-in capital	1,029,965	1,034,699
Accumulated deficit	(631,119)	(1,096,556)
Accumulated other comprehensive income (loss)	(6)	380

Total stockholders' equity (deficit)	399,186	(61,129)

Total liabilities and stockholders' equity (deficit)	$827,633	$424,470

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Year-to-Date Period Ended
	December 31,
	2009	2010
Cash flows from operating activities:
Net loss	$(266,220)	$(465,437)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	46,086	63,048
Impairment of long-lived assets and prepaid inventory	—	370,816
Gain on early extinguishment of debt	—	(24,777)
Imputed interest and accretion of bond premiums	(478)	—
Bad debt expense	45	6,389
Amortization of prepaid cost of inventory	11,240	12,721
Equity loss from Sovello AG and impairment of investment	155,805	—
Amortization of deferred debt financing costs	2,394	2,696
Loss on loan receivable from silicon supplier	43,882	—
Loss on disposal of fixed assets	5,719	750
Provision for warranty	1,335	1,682
Amortization of debt discount	11,744	9,813
Provision for deferred income taxes	(8,090)	—
Compensation expense associated with employee equity awards	6,669	4,326
Changes in operating assets and liabilities:
Accounts receivable	(19,170)	(29,548)
Inventory and related prepaid cost of inventory	(13,487)	(6,726)
Other current assets	(4,986)	(3,833)
Accounts payable and accrued expenses	(22,019)	6,486
Interest payable	6,253	4,209
Other	6,184	(488)

Net cash used in operating activities	(37,094)	(47,873)

Cash flows from investing activities:
Purchases of fixed assets and deposits on fixed assets under construction	(110,820)	(47,955)
Proceeds from the disposal of fixed assets	503	150
(Increase) decrease in restricted cash	(2,914)	(3,667)
Increase in Sovello AG loan	(11,750)	—
Capital contribution to Sovello AG	(8,914)	—
Payments associated with Sovello AG	—	(14,804)
Increase in other loans	—	(12,800)
Proceeds from sale and maturity of marketable securities	76,716	—

Net cash used in investing activities	(57,179)	(79,076)

Cash flows from financing activities:
Proceeds from the issuance of convertible secured debt, net of offering costs	—	158,557
Early redemption of senior convertible debt, net of redemption costs	—	(82,354)
Payment associated with share increase	—	(144)
Proceeds from the issuance of common stock, net of offering costs	72,421	—
Proceeds from China government loan	33,000	—
Proceeds from exercise of stock options and shares purchased under Employee Stock Purchase Plan	332	96

Net cash provided by financing activities	105,753	76,155

Net increase (decrease) in cash and cash equivalents	11,480	(50,794)
Cash and cash equivalents at beginning of period	100,888	112,368

Cash and cash equivalents at end of period	$112,368	$61,574